INVESTMENT SUBADVISORY AGREEMENT

By and Among

Aid Association for Lutherans

and

LB Series Fund, Inc.

and

T. Rowe Price Associates, Inc.

INVESTMENT SUBADVISORY AGREEMENT, made as of the 1st day of January, 2002, (the “Effective Date”) by and among Aid Association for Lutherans, a fraternal benefit society organized and existing under the laws of the State of Wisconsin (“Adviser”), LB Series Fund, Inc., a corporation organized and existing under the laws of the State of Minnesota (“Fund”), and T. Rowe Price Associates, Inc., a corporation organized and existing under the laws of the State of Maryland (“Subadviser”).

WHEREAS, Adviser has entered into an Investment Advisory Agreement dated as of the 1st day of January, 2002 (“Advisory Agreement”) with the Fund, which is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Fund is authorized to issue shares of the TRP Growth Stock Portfolio (“Portfolio”), a separate series of the Fund; and

WHEREAS, Subadviser is engaged principally in the business of rendering investment supervisory management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and

WHEREAS, the Fund and Adviser desire to retain Subadviser as subadviser to furnish certain investment advisory services to Adviser and the Portfolio and Subadviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

I.	Appointment. (A) Adviser hereby appoints Subadviser as its investment subadviser with respect to the Portfolio for the period and on the terms set forth in this Agreement, and (B) Subadviser hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

II.

Additional Series. In the event that the Fund establishes one or more series of shares other than the Portfolio with respect to which Adviser desires to retain Subadviser to render investment advisory services hereunder, Adviser shall so notify Subadviser in writing, indicating the advisory fee to be payable with respect to the additional series of shares. If Subadviser is willing to render such services on the terms provided for herein, it shall so notify Adviser in writing, whereupon such series shall become a Portfolio hereunder.

III.	Duties of Subadviser.

A.	Subadviser is hereby authorized and directed and hereby agrees to (i) furnish continuously an investment program for the Portfolio, and (ii) determine from time to time what investments shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held uninvested. Subadviser shall perform these duties subject always to (1) the overall supervision of Adviser and the Board of Directors of the Fund (the “Board”), (2) the Fund’s Articles and Bylaws (as defined below), as amended from time to time, (3) the stated investment objectives, policies and restrictions of the Portfolio as set forth in the Fund’s then current Registration Statement (as defined below), (4) any additional policies or guidelines established by Adviser or Board that have been furnished in writing to Subadviser, (5) applicable provisions of law, including, without limitation, all applicable provisions of the 1940 Act and the rules and regulations thereunder, and (6) the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) applicable to “regulated investment companies” (as defined in Section 851 of the Code), as amended from time to time. In accordance with Section VII, Subadviser shall arrange for the execution of all orders for the purchase and sale of securities and other investments for the Portfolio’s account and will exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund might or could do with respect to such purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales, or other transactions.

B.	Subadviser shall have no responsibility with respect to maintaining custody of the Portfolios assets. Subadviser shall affirm security transactions with central depositories and advise the custodian of the Portfolio (“Custodian”) or such depositories or agents as may be designated by Custodian and Adviser promptly of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date and the identity of the effecting broker or dealer. Subadviser shall from time to time provide Custodian and Adviser with evidence of authority of its personnel who are authorized to give instructions to Custodian.

C.

Unless Adviser advises Subadviser in writing that the right to vote proxies has been expressly reserved to Adviser or the Fund or otherwise delegated to another party, Subadviser shall exercise voting rights incident to any securities held in the Portfolio without consultation with Adviser or Fund, provided that Subadviser will follow any written instructions received from Adviser or Fund with respect to voting as to particular issues. Subadviser shall instruct the Custodian to respond to all corporate action matters incident to the securities held in the Portfolio including, without limitation, proofs of claim in bankruptcy and class action cases and shelf registrations, provided such materials, including proxy solicitations, have been forward to the Subadviser in a timely fashion by the Custodian.

D.	Subadviser shall, upon Adviser’s request, consult with Adviser to assist Adviser in its development of strategic marketing plans for the Fund on or before November 30 in each year for the following calendar year with respect to the Portfolio and the variable contract for which it provides an underlying investment choice. Subadviser shall also, from time to time, provide such additional marketing support as Adviser may reasonably request, including, without limitation, assistance in product roll-outs, on-going product training and sales support, and development of sales strategies. Subadviser shall coordinate all marketing support efforts with Adviser, including, without limitation, the promotion of products, training of Adviser’s field force, seminars promoting the Portfolio and preparation of presentations for clients (collectively referred to as the activities of “Wholesalers”). Wholesalers’ participation in on-site presentations, sales desk training, conferences, and portfolio manager conference calls shall first be approved by Adviser.

E.	Upon request of Adviser and/or Fund, Subadviser shall provide assistance in connection with the determination of the fair value of securities in the Portfolio for which market quotations are not readily available.

F.	In the performance of its duties hereunder, Subadviser is and shall be an independent contractor and except as expressly provided for herein or otherwise expressly provided or authorized shall have no authority to act for or represent the Portfolio or the Fund in any way or otherwise be deemed to be an agent of the Portfolio, the Fund or of Adviser.

IV.	Compensation. For the services provided pursuant to this Agreement, Subadviser shall receive an investment management fee as set forth in Schedule 1, attached hereto and incorporated herein by reference. The management fee shall be payable monthly in arrears to Subadviser on or before the 10th day of the next succeeding calendar month. Adviser shall provide a worksheet with the monthly payment showing the Portfolio’s average daily net assets and the calculation of Subadvisers investment management fee. If this Agreement becomes effective or terminates before the end of any month, the investment management fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

V.	Expenses. During the term of this Agreement, Subadviser will bear all expenses incurred by it in the performance of its duties hereunder, other than those expenses specifically assumed by the Fund hereunder. The Fund shall assume and shall pay all brokers’ and underwriting commissions chargeable to the Fund in connection with the securities transactions to which the Portfolio is a party.

VI.	Duties of Adviser. Adviser has furnished Subadviser with copies of each of the following documents and will furnish to Subadviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:

(1)	The Articles of Incorporation of the Fund, as filed with the State of Minnesota, as in effect on the date hereof and as amended from time to time (“Articles”);

(2)	The by-laws of the Fund as in effect on the date hereof and as amended from time to time (“By-Laws”);

(3)	Certified resolutions of the Board authorizing the appointment of Adviser and Subadviser and approving the form of the Advisory Agreement and this Agreement;

(4)	The Fund’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”) on Form N-1A, as filed with the Securities and Exchange Commission (“SEC”) relating to the Portfolio and its shares and all amendments thereto (“Registration Statement”);

(5)	The Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

(6)	The Portfolio’s most recent prospectus (the “Prospectus”); and

(7)	Copies of reports made by the Fund to its shareholders.

Adviser shall furnish Subadviser with any further documents, materials or information that Subadviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

During the term of this Agreement, Adviser shall furnish to Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, advertisements, sales literature or other material prepared for distribution to shareholders of the Fund or the public which refer to the Subadviser or its clients in any way, at a reasonable time prior to the use thereof, and Adviser shall not use any such materials if Subadviser reasonably objects in writing five (5) business days (or such other time as may be mutually agreed) after receipt thereof. Adviser shall ensure that materials prepared by employees or agents of Adviser or its affiliates that refer to Subadviser or its clients in any way are consistent with those materials previously approved by Subadviser as referenced in the preceding sentence.

VII.	Portfolio Transactions.

A.	Subadviser agrees that, in executing portfolio transactions and selecting brokers or dealers, if any, it shall use its best efforts to seek on behalf of the Portfolio the best overall terms available. In assessing the best overall terms available for any transaction, Subadviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, with respect to the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, Subadviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”)) provided to Subadviser with respect to the Portfolio and/or other accounts over which Subadviser exercises investment discretion. Subadviser may, in its discretion, agree to pay a broker or dealer that furnishes such brokerage or research services a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if Subadviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of Subadviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). Subadviser shall, upon request from Adviser, provide such periodic and special reports describing any such brokerage and research services received and the incremental commissions, net price or other consideration to which they relate.

B.	In no instance will portfolio securities be purchased from or sold to Subadviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

C.	Subadviser may buy securities for the Portfolio at the same time it is selling such securities for another client account and may sell securities for the Portfolio at the time it is buying such securities for another client account. In such cases, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Fund as may be in effect from time to time, Subadviser may effectuate cross transactions between the Portfolio and such other account if it deems this to be advantageous.

D.

On occasions when Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Subadviser, Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadviser in the manner Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

VIII.	Ownership of Records. Subadviser shall maintain all books and records required to be maintained by Subadviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Portfolio. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Subadviser hereby agrees (A) that all records that it maintains for the Portfolio are the property of the Fund, (B) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-l under the 1940 Act, and (C) to surrender promptly to the Fund any records that it maintains for the Fund upon request by the Fund; provided, however, Subadviser may retain copies of such records.

IX.	Reports and Meetings.

A.	Subadviser shall furnish to the Board or Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as are required by law or that the Board or Adviser, as appropriate, may reasonably require, including, without limitation: compliance reporting and certification with respect to:

1.	Affiliated Brokerage Transactions

2.	Affiliated Underwritings

3.	Cross Transactions

4.	Prospectus Compliance

5.	Code of Ethics

6.	Soft Dollar Usage

7.	Fair Valuation Determinations

B.	Subadviser shall make available in person or via telephone to the Board and to Adviser personnel of Subadviser as the Board or Adviser may reasonably request to review the investments and the investment program of the Portfolio and the services provided by Subadviser hereunder, provided that, the portfolio manager of the Portfolio shall not be required to attend in person more than one meeting per calendar year.

X.	Services to Other Clients. Nothing contained in this Agreement shall limit or restrict (i) the freedom of Subadviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of Subadviser, who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

XI.	Subadviser’s Use of the Services of Others. Subadviser may, at its cost, employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing Subadviser or the Fund or Portfolio, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as Subadviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Fund or the Portfolio, as appropriate, or in the discharge of Subadviser’s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

XII.	Liability of Subadviser; Indemnification. Neither Subadviser nor any of its officers, directors, or employees (“Related Persons”), nor any person performing executive, administrative, trading, or other functions for the Fund, the Portfolio (at the direction or request of Subadviser) or Subadviser in connection with Subadviser’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Fund or Portfolio or (ii) any error of fact or mistake of law contained in any report or data provided by Subadviser, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance by Subadviser or such Related Person of Subadviser’s duties on behalf of the Fund or Portfolio or from reckless disregard by Subadviser or any such Related Person of the duties of Subadviser pursuant to this Agreement (each of which is referred to as a “Culpable Act”).

Notwithstanding the foregoing, any stated limitations on liability shall not relieve Subadviser from any responsibility or liability Subadviser may have under state or federal statutes.

Subadviser shall indemnify Adviser and its Related Persons and hold them harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities (collectively, “Damages”) arising directly or indirectly out of or in connection with the performance of services by Subadviser or its Related Persons hereunder to the extent such Damages result from a Culpable Act of Subadviser or its Related Persons.

Adviser shall indemnify Subadviser and its Related Persons from and against any Damages arising directly or indirectly out of or in connection with the performance of services by Adviser or its Related Persons under this Agreement or the Advisory Agreement, in each case, to the extent such Damages result from any willful misfeasance, bad faith, gross negligence or reckless disregard of its duties by Adviser or any of its Related Persons.

XIII.	Representations of Subadviser. Subadviser represents, warrants, and agrees as follows:

A.	Subadviser (i) is registered as an investment adviser under Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify Adviser of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.	Subadviser has adopted a written code of ethics (the “Subadviser Code”) complying with the requirements of Rule 17j-l under the 1940 Act, as may be amended from time to time, and, has provided the Adviser and the Fund with a copy of the Subadviser Code, together with evidence of its adoption. The Subadviser certifies that it has adopted procedures reasonably necessary to prevent access persons” as defined in Rule 17j-l (“Access Persons”) from violating the Subadviser Code. On a quarterly basis, Subadviser will either; (i) certify to Adviser that Subadviser and its Access Persons have complied with Subadviser Code with respect to the Portfolio, or (ii) identify any material violations of the Subadviser Code which have occurred with respect to the Portfolio. In addition, Subadviser will furnish at least annually to Adviser and the Board a written report that (a) describes any issues arising under the Subadviser Code since the last report to the Board, including, but not limited to, information about material violations of the Subadviser Code with respect to the Portfolio and sanctions imposed in response to the material violations and (b) certifies that the Subadviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Subadviser Code.

C.	Subadviser has provided Adviser and the Fund with a copy of its Form ADV as most recently filed with the SEC and, if not so filed, the its most recent Part 2 of Form ADV, and will, promptly after filing any amendment to its Form ADV with the SEC, and, if not so filed, any amendment to Part 2 of its Form ADV, furnish a copy of such amendment to Adviser.

XIV.

Representation of Adviser. Adviser represents, warrants and agrees that Adviser (i) is registered as an investment adviser under Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify Adviser of the occurrence of any event that would disqualify

Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

XV.	Compliance with Applicable Regulations. In performing its duties hereunder, Subadviser shall act in conformity at all times with all applicable provisions of the 1940 Act and the Advisers Act, and any rules and regulations adopted thereunder; Subchapter M of the Code; the provisions of the Registration Statement; the provisions of the Articles and the By-Laws of the Fund, as the same may be amended from time to time; and any other applicable provisions of state or federal law.

XVI.	Term of Agreement. This Agreement shall become effective with respect to the TRP Growth Stock Portfolio on the Effective Date and, with respect to any additional Portfolio, on the date of receipt by the Adviser of notice from the Subadviser in accordance with Section II hereof that the Subscriber is willing to serve as Subadviser with respect to such Portfolio. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the Effective Date with respect to the TRP Growth Stock Portfolio and, with respect to each additional Portfolio, for two years from the date on which this Agreement becomes effective with respect to such Portfolio. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Portfolio, subject to the termination provisions and all other terms and conditions hereof, so long as (a) such continuation shall be specifically approved at least annually (i) by either the Board, or by vote of a majority of the outstanding voting securities of the Portfolio; (ii) in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of the Fund who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (b) Subadviser shall not have notified the Fund, in writing, at least 60 days prior to such approval that it does not desire such continuation. Subadviser shall furnish to the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

XVII.

Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio on at least 60 days’ prior written notice to Subadviser. This Agreement may also be terminated by Adviser: (i) on at least 60 days’ prior written notice to Subadviser, without the payment of any penalty; (ii) upon material breach by Subadviser of any of the representations and warranties set forth in Section XIII of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if Subadviser becomes unable to discharge its duties and obligations under this Agreement. Subadviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior notice to Adviser. This Agreement shall terminate automatically in the event of its “assignment, as such term is defined in the 1940 Act, or upon termination of the Advisory Agreement. Any approval, amendment, or termination of this Agreement by the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of any Portfolio shall be effective to continue, amend or terminate this Agreement with respect to any such Portfolio notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Portfolio affected thereby, and/or (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Fund, unless such action shall be required by any applicable law or otherwise.

XVIII.	Amendments, Waivers, etc. Provisions of this Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement (including any exhibits hereto) may be amended at any time by written mutual consent of the parties, subject to the requirements of the 1940 Act and rules and regulations promulgated and orders granted thereunder.

XIX.	Notification. Subadviser will notify Adviser promptly of any change in the portfolio manager of Subadviser with primary responsibility for making investment decisions in relation to the Portfolio or who have been authorized to give instructions to Custodian.

XX.	Override Provisions. Notwithstanding any other provision of this Agreement:

A.	Prior to this Agreement being approved by a vote of a majority of the Portfolio’s outstanding voting securities in accordance with the 1940 Act: (i) in no event shall compensation paid to the Subadviser hereunder exceed the amount permitted by Rule 15a-4 under the 1940 Act; (ii) the portion of the compensation payable by the Fund to the Adviser under the terms of the Advisory Agreement with respect to such Portfolio that is equal in amount to the compensation payable to the Subadviser hereunder (the “Subadviser Escrow Amount”) shall be held in an interest-bearing escrow account with the Fund’s custodian or a bank (the “Escrow Account”); and (iii) this Agreement may be terminated at any time without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio on 10 days’ prior written notice to the Subadviser. The Subadviser Escrow Amount, including interest earned thereon, shall be paid promptly after approval of this Agreement by the vote of a majority of the Portfolio’s outstanding voting securities in accordance with the 1940 Act, provided that such approval is obtained no later than 150 days after the date of this Agreement.

B.	If this Agreement is not approved by a vote of a majority of the Portfolio’s outstanding voting securities within the time period stated above, (i) this Agreement shall immediately terminate; and (ii) the Subadviser shall receive from the Escrow Account the lesser of: (a) the sum of the amount of any costs incurred by the Subadviser in performing its duties under this Agreement prior to such termination plus any interest earned on that amount, and (b) the sum of the Subadviser Escrow Amount plus any interest earned on that amount.

XXI.	Miscellaneous.

A.

Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the State of

Minnesota conflict with the applicable provisions of the 1940 Act, the latter shall control.

B.	Insurance. Subadviser agrees to maintain errors and omissions or professional liability insurance coverage in an amount that is reasonable in light of the nature and scope of Subadviser’s business activities.

C.	Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

D.	Entire Agreement This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

E.	Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Portfolio.

F.	Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

AID ASSOCIATION FOR LUTHERANS

Attest:	/s/ John C. Bjork	By:	/s/ Bruce J. Nicholson
Name:	John C. Bjork	Name:	Bruce J. Nicholson
		Title:	President and Chief Executive Officer

LB SERIES FUND, INC.

Attest:	/s/ John C. Bjork	By:	/s/ Frederick P. Johnson
Name:	John C. Bjork	Name:	Frederick P. Johnson
		Title:	Vice President

T. ROWE PRICE ASSOCIATES, INC.

Attest:	/s/ Cheryl L. Emory	By:	/s/ Darrel N. Braman
Name:	Cheryl L. Emory	Name:	Darrel N. Braman
		Title:	Vice President